Exhibit 10.1
EXECUTION COPY

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into effective as of January 1, 2010 (“Effective Date”), by and between DIRECTV, a Delaware corporation (the “Company”), and Michael D. White (“Executive”).

WHEREAS, the Company and the Executive desire to enter into this Agreement, which sets forth the terms and conditions under which the Company will employ Executive to render services to the Company and its affiliates; and

WHEREAS, the material terms and conditions of Executive’s employment, as set forth in this Agreement, have been approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the parties agree as follows:

1. Employment, Duties and Acceptance

1.1 Employment by the Company.  The Company agrees to employ Executive to render exclusive and full-time services to the Company and its subsidiaries for the Term of Employment (as hereinafter defined), subject to the terms of this Agreement.  During the Term of Employment, Executive shall serve as, and his title shall be, President and Chief Executive Officer of the Company (“Position”).  In such capacity, the Executive shall have all powers, duties and responsibilities that are customary for a president and chief executive officer of a company of a similar size, type and nature to the Company, including the power and authority to supervise and determine the business, affairs and operations of the Company and its subsidiaries, and to appoint, supervise, and remove subordinate officers of the Company and its subsidiaries.  During the Term of Employment, Executive shall have such additional duties, but only to the extent consistent with such position, as may be assigned to him from time to time by the Board.  In such capacity, Executive shall report exclusively to the Board.  In addition, during the Term of Employment, Executive shall be designated a director of the Company and of each material subsidiary of the Company, and shall serve in such capacity or capacities without additional compensation.

1.2 Acceptance of Employment by Executive.  Executive accepts such employment and agrees to devote his full time and attention as necessary to fulfill all of the duties of his employment hereunder and shall render the services described above.  Without the prior written consent of the Company, Executive agrees that he will not, directly or indirectly, engage in any other business activities or pursuits so long as he is performing services for the Company, whether on his own behalf or on behalf of any other person, firm or corporation, except for making passive investments in accordance with Section 5 hereof.  Notwithstanding the foregoing, Executive may continue to serve as a director of Whirlpool Corporation and as a director of such other companies as shall be approved by the Nominating and Corporate Governance Committee or the Board.

1.3 Place of Employment.  Executive’s principal office location shall be at the Company’s offices in New York, New York, subject to such travel as the rendering of the services hereunder may require, and shall include working at the Company’s offices in El Segundo, California; provided, that if requested by the Board, Executive’s principal office shall be at the Company’s office in El Segundo, California.

1.4 Term of Employment.  The term of employment under this Agreement shall be the period commencing on the Effective Date and ending on the 3rd (third) anniversary of the Effective Date (the “End Date”) or such earlier date on which Executive’s employment terminates in accordance with Section 4 of this Agreement (the term of this Agreement, the “Term of Employment”).  Notwithstanding the foregoing, if a Transformation Event (as defined on Exhibit A hereto) occurs during the final 14 months of the Term of Employment, the Term of Employment will then be extended until 14 months after such Transformation Event.

2. Compensation and Benefits.

2.1 Compensation.  As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay Executive as follows:

2.2 Base Salary.  Executive shall be paid, on regular pay dates as now in effect or shall then be in effect under Company policy, at the rate of $1,500,000 per annum (“Base Salary”) beginning on January 1, 2010, subject to increase effective as of each succeeding January 1 during the Term of Employment, based on the increase, if any, in the Consumer Price Index for all Urban Consumers for the New York City area (or any successor Consumer Price Index) based on data published by the Bureau of Labor Statistics of the United States Department of Labor for the preceding year.

2.3 Annual Bonus.  For each fiscal year ending during the Term of Employment, commencing with the fiscal year ending December 31, 2010, Executive shall be eligible to receive an annual cash bonus (the “Bonus”), based on the achievement of certain targets related to the performance of the Company and its subsidiaries (collectively, “DIRECTV”), pursuant to a cash bonus plan (the “Cash Plan”) for executive officers of the Company established with the approval of the Compensation Committee.  If Executive achieves the target in any such fiscal year, Executive’s annual bonus for such fiscal year shall be 200% of his Base Salary (the “Target Bonus”), subject to increase or decrease based on annual performance, as determined by the Compensation Committee, provided that the maximum Bonus payable to the Executive for any fiscal year shall not exceed the amount permitted under the Plan based upon objective criteria set by the Compensation Committee with respect to such fiscal year during the first 90 days of such fiscal year.

2.4 Equity Awards.  Effective at the close of business on January 4, 2010 (the “Grant Date”), Executive shall be granted equity awards under The DIRECTV Group, Inc. Amended and Restated 2004 Stock Plan (the “Plan”) having an aggregate value on the Grant Date approximately equal to $25 million (determined as described below), consisting of (a) an award of performance restricted stock units for the Company’s Class A common stock (the “RSU Award”) and (b) an award of options for Company Class A common stock (the “Stock Option Award”), each as described below:

(a) RSU Award:  The RSU Award shall be evidenced by the Performance Stock Unit Award Agreement substantially in the form approved by the Compensation Committee (the “Award Agreement”) which shall provide for the issuance of a target number of restricted Stock Units equal to the amount determined by dividing $12.5 million by the average closing market price on the NASDAQ Global Select Market for Company (or its predecessor, The DIRECTV Group, Inc.) common stock for the 90 trading days prior to (but excluding) the Grant Date, and rounding up to the nearest hundred (100) units.  The performance metrics for the three year performance period under such Award Agreement shall be established by the Compensation Committee no later than March 1, 2010, shall be the same performance metrics as are established for RSU Awards issued to other executive officers of the Company by the Compensation Committee at its February 2010 meeting and shall provide for a payout range of 0% to 125% of the target number of the RSUs, based on actual results.

(b) Stock Option Award:  The Stock Option Award shall be evidenced by the Non-Qualified Stock Option Agreement substantially in the form approved by the Compensation Committee (the “Option Agreement”) which shall provide for non-qualified options to purchase, at an exercise price equal to the fair market value (the closing market price on the NASDAQ Global Select Market) of a share of Company Class A common stock on the Grant Date, such number of shares of Company Class A common stock as have a Black-Scholes value of $12.5 million at the Grant Date, using the same valuation methodology as used by the Company in its audited financial statements, rounded up to the nearest hundred (100) shares.

3. Employee Benefit Plans; Perquisites.

3.1 Participation in Employee Benefit Plans.  During the Term of Employment, Executive shall be entitled to participate in all benefit plans or arrangements presently in effect or hereafter adopted by the Company applicable to executive officers of the Company, including, but not limited to, any pension, group medical, dental, disability and life insurance, or other similar benefit plans.

3.2 Perquisites.  During the Term of Employment, the Executive shall be authorized to use the corporate jet maintained by the Company (if the Company continues to maintain such corporate jet or otherwise makes the use of a corporate jet available) under the terms and conditions as described in the Company policy that provides for such use and otherwise the Company shall pay, or reimburse Executive, for first-class air travel for Executive.

3.3 Business Expenses.  During the Term of Employment, the Company shall pay, or reimburse the Executive for, all expenses reasonably incurred by him in connection with his performance of his duties hereunder.

4. Termination of Employment

4.1 Termination Due to Death or Disability

(a) The Term of Employment and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive suffers a Disability (as defined on Exhibit A hereto).

(b) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate or beneficiaries (as the case may be) shall be entitled to receive:

(i) an amount equal to Executive’s Base Salary through the last day of the Term of Employment (determined as if such death or Disability did not occur), payable in a lump sum cash payment to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and, to the extent not so permitted, in substantially equal installments, at such times and in such manner as is in accordance with the Company’s regular payroll practices;

(ii) payment of the pro-rated portion of the Target Bonus for the year in which such termination on account of death or Disability occurs, payable promptly, but in no event later than March 15 following the last day of the fiscal year in which Executive’s termination on account of death or Disability occurred;

(iii) acceleration, vesting and immediate issuance of 100% of the shares of Company stock associated with the RSU Award, at “target”, as provided in the Award Agreement;

(iv) immediate acceleration and vesting of the Stock Option Award, with the options to remain exercisable throughout the period ending on the  Expiration Date, as provided in the Option Agreement;

(c) in the case of Disability, continuation of executive medical benefits until the End Date; and

(i) such other or additional benefits to which Executive may be entitled in accordance with applicable employee benefit plans of the Company.

Following such termination of Executive’s employment due to death or Disability, except as set forth in this Section 4.1(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.2 Termination by the Company for Cause or by Executive Resignation without Effective Termination

(a) For the purposes of this Agreement, “Cause” and “Effective Termination” shall be as defined on Exhibit A hereto.

(b) The Term of Employment and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive’s resignation without Effective Termination; provided that Executive will be required to give the Company at least 60 days advance written notice of a resignation without Effective Termination, unless otherwise approved by the Board.  In the event the Company terminates Executive’s employment for Cause or if Executive resigns without Effective Termination, Executive shall be entitled to receive only:

(i) Base Salary through the date of termination;

(ii) pay for any accrued, but unused vacation; and

(iii) such other or additional benefits to which Executive may be entitled in accordance with applicable law.

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Effective Termination, except as set forth in this Section 4.2(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.3 Termination by the Company without Cause or Resignation by the Executive for Effective Termination.

(a) The Term of Employment and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Effective Termination.

(b) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Effective Termination, in either event during the Term, then subject to Executive’s execution, delivery and non-revocation of a release of claims against the Company and its affiliates, on a form reasonably satisfactory to the Company (but which shall not require a release of claims for indemnification or coverage under directors and officers liability insurance or of vested benefits), Executive shall be entitled to receive, in full discharge of all of the Company’s obligations to Executive:

(i) an amount equal to 4.5 times Base Salary, payable in substantially equal installments over 18 months (the “Severance Period”), at such times and in such manner as is in accordance with the Company’s regular payroll practices;

(ii) vesting of 100% of the RSU Award at target performance level;

(iii) acceleration of the vesting of the Stock Option Award by 18 months, with options to vest on a pro-rata schedule (actual service plus 18 months will be divided by 36 months to compute the pro-rating) with the options to remain exercisable throughout the period ending on the Expiration Date, as provided in the Option Agreement;

(iv) continuation of executive medical and other welfare benefits during the Severance Period; and

(c) such other or additional benefits to which Executive may be entitled in accordance with applicable employee benefit plans of the Company.

Following such termination of Executive’s employment by the Company without Cause (other than for death or Disability) or resignation by Executive for Effective Termination, except as set forth in this Section 4.3(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.4 Continued Employment Beyond Expiration of the Term of Employment.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Term of Employment shall be deemed an employment at-will and, except as provided below, shall not be deemed to extend any of the terms of this Agreement and Executive’s employment may thereafter be terminated by either Executive or the Company.

(a) Executive’s Position pursuant to Section 1.1 hereof shall apply following the expiration of the Term of Employment during which Executive is an at-will employee (the “Post Term Period”), as shall Sections 1.3, 2.2, 2.3, 3.1, 3.3, 4.1, 4.2, 4.9 and 5 hereof.

(b) If, during the Post Term Period, Executive resigns other than due to an Effective Termination, Executive’s vested options will be exercisable for the shorter of (i) 3 years or (ii) the end of the option term.

(c) If, during the Post Term Period, Executive’s employment is terminated by the Company without Cause (other than for death or Disability) or Executive resigns due to an Effective Termination, then no later than sixty (60) days after the separation from service date (and expiration of the revocation period), provided that Executive has executed and delivered a release of claims against the Company and its affiliates, on a form reasonably satisfactory to the Company (but which shall not require a release of claims for indemnification or coverage under directors and officers liability insurance or of vested benefits), Executive shall be entitled to receive, in full discharge of all of the Company’s obligations to Executive:

(i) severance in accordance with the senior executive severance policy as then in effect;

(ii) the remainder of the option term to exercise all vested options; and

(iii) such other or additional benefits to which Executive may be entitled in accordance with applicable employee benefit plans of the Company.

Following such termination of Executive’s at-will employment by the Company following the expiration of the Term of Employment, except as set forth in this Section 4.4, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4.5 Calculation of Bonus.  For purposes of Section 4.1(b)(ii) above, the pro-rated portion of the annual bonus referenced in such section shall be determined by multiplying such annual bonus by a fraction, the numerator of which shall be the number of days during such fiscal year that Executive was employed and the denominator of which shall be 365.

4.6 No Mitigation.  If Executive’s employment hereunder is terminated, the Company’s payment obligations shall be absolute and unconditional, Executive shall not be obligated to mitigate his damages, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

4.7 Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7.1 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

4.8 Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries or affiliates.

4.9 No Excise Tax Gross-Up; Possible Reduction of Payments. Any provision of this Agreement or any other compensation plan, program or agreement to which Executive is a party or under which Executive is covered to the contrary notwithstanding, Executive will not be entitled to any gross-up or other payment  for golden parachute excise taxes Executive may owe pursuant to Section 4999 of the Internal Revenue Code.  In the event that any severance or other benefits otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4.9 would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits hereunder and under such other plans, programs and agreements shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4.9 will be made in writing by independent public accountants as the Company and Executive agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 4.9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.  Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments, beginning with payments scheduled to occur soonest; (2) reduction of vesting acceleration of equity awards (in reverse order of the date of the grant); and (3) reduction of other benefits paid or provided to Executive.

5. Certain Covenants of Executive

5.1 Covenants Against Competition.  Executive acknowledges that the services to be furnished by Executive hereunder and the rights and privileges granted to the Company by Executive are of a special, unique, unusual, extraordinary and intellectual character which give them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach or threatened breach by Executive of any of the provisions contained in this Section 5 will cause the Company irreparable injury and damage.

5.2 Non-Compete.  Executive agrees that, while employed by the Company and for a period of two years thereafter, he will not, in any manner directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by, or connected in any manner with, in any capacity (including, without limitation, as an employee, consultant, officer, director, partner, advisor or joint venturer), or provide services to or on behalf of, any corporation, firm or business, or any affiliate of any corporation, firm or business, that directly or indirectly engages in any business which competes with the Company or any of its affiliates in the multi-channel video programming distribution business in the United States or in Latin America (whether satellite, cable, telephone or other method of distribution).  The foregoing does not prohibit Executive’s ownership of less than five percent (5%) of the outstanding common stock of any company whose shares are publicly traded on a national stock exchange, are reported on NASDAQ, or are regularly traded in the over-the-counter market by a member of a national securities exchange.

5.3 Code of Ethics and Business Conduct.  Executive agrees to abide by the provisions of the Company’s Code of Ethics and Business Conduct (receipt of which is hereby acknowledged) at all times during his employment with the Company.

5.4 Non-Solicitation.  Executive shall not, while employed by the Company and for two years thereafter, directly or indirectly (i) induce, solicit or attempt to induce or solicit any executive, professional or administrative employee of the Company or any of its affiliates, to leave the Company or its affiliates or to render services for any other person, firm or corporation or (ii) induce or attempt to induce any key programming or equipment supplier, or key distributor, to terminate or materially adversely change its relationship with the Company or any of its affiliates.

5.5 Property of the Company.  Executive acknowledges that the relationship between the parties hereto is exclusively that of employer and employee, and that the Company’s obligations to him are exclusively contractual in nature.  The Company and/or its affiliates shall be the sole owner or owners of all the fruits and proceeds of Executive’s services hereunder, including, but not limited to, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Executive may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including, without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Executive (or anyone claiming under him) of any kind of character whatsoever (other than Executive’s right to compensation hereunder).  Executive agrees that he will have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person.  Executive shall, at the request of the Company, execute such assignments, certificates, applications, filings, instruments or other documents, consistent herewith, as the Company may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties or works.

5.6 Confidential Information.  With the exception of Executive’s personal files, all memoranda, notes, records and other documents made or compiled by Executive, or made available to him during his employment with the Company concerning the business or affairs of the Company or its affiliates shall be the Company’s property and shall be delivered to the Company on the termination of this Agreement or at any other time on request.  Executive shall keep in confidence and shall not use for himself or others, or divulge to others, any information concerning the business or affairs of the Company or its affiliates which is not otherwise publicly available and which is obtained by Executive as a result of his employment, including, but not limited to, trade secrets or processes and information deemed by the Company to be proprietary in nature, including, without limitation, financial information, programming or plans of the Company or its affiliates, unless disclosure is permitted by the Company or required by law.

5.7 Right to Use Name.  The Company and its affiliates shall have the right to use Executive’s biography, name and likeness in connection with their business, including in advertising its products and services, but not for use as a direct or indirect endorsement.

5.8 Cooperation.  Executive agrees that while employed by the Company and at any time thereafter, he will cooperate in the Company’s defense or prosecution against any threatened or pending litigation or in any investigation or proceeding by any governmental agency or body (or any appeal from any such litigation, investigation or proceeding) that relates to any events or actions which occurred during the Term of Employment or any Post Term Period.

5.9 Survival.  The covenants set forth above in this Section 5 (the “Restrictive Covenants”) shall survive the termination of this Agreement.

5.10 Severability of Covenants.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

5.11 Blue-Pencilling.  If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6. Executive Representation.  Executive represents and warrants to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

7. Other Provisions

7.1 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

(a)	If to the Company, to:	DIRECTV

2230 E. Imperial Highway

El Segundo, CA 90245

Attention: Corporate Secretary

Telecopy: (310) 964-0838

(b)	If the Executive, to:	Michael D. White

(at the most recent address on file with the	Company)

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.  Notice of change of address shall be effective only upon receipt.

7.2 Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

7.3 Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4 Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made within the State of New York, without regard to its conflict of law rules which are deemed applicable herein.  The parties hereto agree that any controversy which may arise under this Agreement or out of the relationship established by this Agreement would involve complicated and difficult factual and legal issues and that, therefore, any action brought by the Company against Executive or brought by Executive, alone or in combination with others, against the Company, whether arising out of this Agreement or otherwise, shall be determined by a judge sitting without a jury.

7.5 Assignment.  This Agreement and the Executive’s rights and obligations hereunder may not be assigned by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  The Company may assign this Agreement and its rights, together with its obligations hereunder, to an affiliate of the Company or to a person or entity which is a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

7.6 Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.7 Section 409A of the Code.  Notwithstanding anything herein to the contrary, (i) if, at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company.  The Company shall consult with its legal counsel and tax accountants in good faith regarding the implementation of the provisions of this Section 7.7, which shall be done only in a manner that is reasonably acceptable to the Executive; provided, however, that neither the Company, any subsidiary or other affiliate of the Company, nor any of their employees or representatives shall have any liability to the Executive with respect thereto.

7.8 Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.9 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.10 Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date, after approval of this Agreement by the Compensation Committee and the Board of Directors of the Company, with effect as of the Effective Date.

DIRECTV By: /s/ CHARLES R. LEE Name: Charles R. Lee Title: Chairman of the Compensation Committee
/s/ MICHAEL D. WHITE Michael D. White

Exhibit A

DEFINITIONS

“Cause” shall mean:  (i) Executive’s willful and continued failure to perform his material duties with respect to the Company as provided hereunder (other than due to Disability); (ii) the commission of any fraud, misappropriation or misconduct by Executive that causes demonstrable material injury, monetarily or otherwise, to the Company or any affiliate; (iii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iv) the failure by Executive to comply, in any material respect, with any applicable restrictive covenants; or (v) the failure by Executive to comply with any other undertaking set forth in his employment agreement or any other agreement Executive has with the Company or any affiliate or any breach by Executive thereof, if such failure or breach is reasonably likely to result in a demonstrable material injury to the Company or any affiliate, in each case, that is not cured, to the extent curable, within 30 days of written notice from the Company or otherwise satisfactorily explained.

The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of seventy-five percent (75%) of the entire membership of the Board (excluding, however, Executive, to the extent he is a member of the Board at such time) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in detail.

“Disability” shall mean Executive’s inability to perform all of his material duties under the Agreement for more than 180 days in any 360 day period as a result of physical or mental incapacity or illness which is reasonably likely to continue indefinitely.  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to Executive and the Company shall be final and conclusive for all purposes of the Agreement.

“Effective Termination” shall mean the occurrence of any of the following, without Executive’s consent:  (i) a reduction in Executive’s base salary or target bonus opportunity; (ii) a reduction in Executive’s responsibilities, titles, powers, or duties at the Company, or assignment of duties inconsistent with the Executive’s Position, (iii) the relocation of Executive’s principal office to a location more than 50 miles from the New York City or Los Angeles metropolitan area; or (iv) Executive’s voluntary resignation for any reason within 60 days following the first anniversary of a Transformation Event; provided, that any of the events described in clauses (i) – (iii) above shall constitute an Effective Termination only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes an Effective Termination; and provided further, that Executive shall cease to have a right to terminate due to Effective Termination pursuant to clauses (i) – (iii) above, on the 60th day following the later of the occurrence of the event or Executive’s knowledge thereof, unless he has given the Company notice thereof prior to such date. Notwithstanding anything to the contrary herein, until one year after a Transformation Event has occurred, no violation of clause (ii) above shall constitute the basis for an Effective Termination if such violation is directly related to such Transformation Event and Executive remains the senior most executive corporate officer of the Company.

A “Transformation Event” shall mean the occurrence of some event, transaction or other situation that results in the Company:  (a) no longer being a reporting company whose equity securities are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended; or (b) an acquisition, whether directly or indirectly, of at least 30% of the voting power of the Company, unless the members of the Board prior to the acquisition continue to constitute at least 75% of the members of the Board after such acquisition.